Exhibit 99.1

Repros Provides Update for Regulatory Program Associated with Proellex® Development for Uterine Fibroids and Anemia

THE WOODLANDS, Texas--(BUSINESS WIRE)--Repros Therapeutics Inc. (NasdaqGM:RPRX) today announced that a Type B meeting has been scheduled with the Food and Drug Administration for November 30, 2007. The purpose of the meeting is to review results from the clinical trials of Proellex® conducted to date and to discuss the initiation of Phase 3 studies. Repros also plans to discuss the potential of conducting clinical trials for a new indication for the treatment of anemia associated with excessive menstrual bleeding.

During the meeting Repros plans to review the important outcomes from the completed studies which include:

  The ability of Proellex® to significantly reduce menorrhagia associated with uterine fibroids as measured by the Pictorial Blood Assessment Chart (PBAC).
  The ability of Proellex® to significantly improve quality of life as measured by The Uterine Fibroid Symptom and Quality of Life (UFS-QOL) questionnaire.
  The ability of Proellex® to significantly improve hemoglobin levels in subjects who were anemic (Hgb < 11.5 g/dL) at baseline prior to treatment.

Taking these data into consideration, Repros intends to pursue two separate indications for the treatment of women with symptomatic fibroids. The first indication will be as a four month preoperative treatment for the improvement of the hematologic condition of women with severe menorrhagia; the second indication will be for the chronic management of the symptoms of uterine fibroids.

The objectives for the meeting include:

  Seeking advice from the agency concerning the Phase III pivotal study design; and,
  Obtaining advice regarding the indication statements and proposed development plan for Proellex® for the treatment of hematologic and clinical symptoms associated with uterine fibroids.

About Repros Therapeutics Inc.

Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex®, the Company's lead compound, is a selective blocker of the progesterone receptor which is being developed as an oral treatment for both uterine fibroids and endometriosis. Uterine fibroids affect numerous women of childbearing age in the U.S. and result in a significant number of hysterectomies each year. Endometriosis is a condition that affects approximately 5.5 million women in the U.S. and Canada.

Repros recently completed a three-month U.S. Phase 2 clinical trial of Proellex® for the treatment of symptoms associated with uterine fibroids and patients from that study have been enrolled into a one-year open-label safety study. We intend to initiate a pivotal Phase 3 study by year-end 2007 and anticipate a potential NDA filing for this indication at the end of 2008. Repros also recently completed a Proellex® six-month European Phase 1/2 clinical trial for the treatment of symptoms associated with endometriosis, and has initiated a U.S. Phase 2 study in the third quarter of 2007 for this indication.

Androxal™ is designed to restore normal pituitary response resulting in normalization of testosterone levels. According to the Urology Channel, recent estimates show that approximately 13 million men in the United States experience testosterone deficiency. Repros recently completed an Androxal™ non-pivotal six-month U.S. Phase 3 clinical trial and is enrolling patients from this trial into a one-year open-label safety study. We intend to submit our clinical plan for advanced trials focusing on the endocrinologic effects of Androxal™ in the near term.

For more information, please visit the Company's website at http://www.reprosrx.com.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have success in the clinical development of its technologies, the timing of enrollment in such clinical studies and the accuracy of such studies, Repros' ability to raise additional capital on acceptable terms or at all, and such other risks which are identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and Repros' Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as they may be updated by the Company's Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Joseph S. Podolski

President & CEO

(281) 719-3447